Exhibit 99.1

Liberty Global Reports Q4 and FY 2023 Results

Achieved full-year 2023 guidance (as updated) including operating company targets and Distributable Cash Flow (before unanticipated tax payment)

Delivered stable to growing revenue across our FMC operations for the full year despite continued headwinds from competition and cost of living challenges, and supported by pricing adjustments and momentum in mobile

Repurchased 18.5% of total shares outstanding from the beginning of 2023 through end of January 2024

Year-end investor call to include Strategy Update on value creation and capital allocation

Denver, Colorado: February 15, 2024
Liberty Global Ltd. today announced its Q4 2023 financial results.
CEO Mike Fries stated, “In 2023 we managed through a challenging environment, including cost of living and inflationary pressures and an increasingly competitive landscape for broadband, mobile and video services. Despite that, we delivered strong Q4 and full year results with continued postpaid momentum and an improved performance in broadband across most markets. We successfully executed price adjustments throughout the year, which supported stable to growing revenues across our FMC markets in 2023, and achieved our operating company guidance metrics for the full year as updated at Q3. Our Full Company1 Distributable Cash Flow result was impacted by a U.S. litigation-related cash tax payment of $315 million which was not anticipated in 2023, but excluding this item we exceeded our Distributable Cash Flow guidance of $1.6 billion for the year. After repurchasing 18.5% of our stock through January 2024, our share count has been reduced to 378 million shares outstanding and, with over $4 billion(i) in cash and liquid securities, our balance sheet remains in great shape.
In Q4 we delivered postpaid growth across all of our core FMC operations and over 80,000 aggregate2 net adds. Our flanker brand strategies supported growth at VMO2 and Sunrise, and VodafoneZiggo delivered strong postpaid growth despite the price rise in October. At Telenet, overall results continued to be modestly impacted by the IT platform migration issues, but the return to postpaid growth in Q4 was driven by renewed FMC campaigns and targeted hardware offers. The sequential improvement in our broadband performance across most markets in the face of continued competition was positively impacted by our speed differentiation and commercial initiatives and, despite headwinds in fixed, the pricing actions taken during the year supported stable to growing ARPUs across the group in Q4. On the financial front, we reported quarterly revenue growth at VodafoneZiggo, Telenet and Sunrise, as well as stable or improved sequential Adjusted EBITDA performance across all of our core FMC operations.
We made significant progress on our fixed network strategies in 2023. With almost 32 million aggregate3 homes capable of delivering gigabit speeds, including those on the nexfibre network, we're investing heavily to further expand our reach to 38 million homes3 by 2026 through new build and wholebuy structures. At the end of 2023, VMO2 passed over 4 million FTTH homes, including those on the nexfibre network, and is targeting the addition of approximately 2 million FTTH homes in 2024, with nexfibre planning to invest £1 billion over the year. In Belgium, 2023 marked the launch of Telenet's Wyre NetCo partnership with Fluvius, which will ramp up its fiber rollout in 2024, and we're excited to launch our FMC offerings in Wallonia later this year.
We look forward to providing a strategic update on how we plan to crystallize and deliver value over time as part of tomorrow's extended fourth quarter and full-year results call."

(i)Including amounts held under separately managed accounts (SMAs) and our investments in ITV, Lionsgate, Vodafone and All3Media.

Q4 Operating Company Highlights

(Consolidated)

Sunrise delivered strong mobile performance and continued momentum in flanker brands, with lower costs to capture spend further supporting Adjusted EBITDA growth in Q4; Achieved 2023 financial guidance

Operating highlights: In Q4, Sunrise continued to drive commercial momentum in mobile, delivering 25,100 postpaid net adds. The sequential improvement in broadband performance, which was flat in Q4, was supported by strong Q4 sales despite a delay in activations, as well as continued momentum in its secondary brand, yallo. FMC penetration remains high at 58% across the Sunrise broadband base.

Financial highlights: Revenue of $897.5 million in Q4 2023 increased 11.7% YoY on a reported basis and 2.5% on a rebased4 basis. The rebased increase was largely driven by (i) growth in mobile subscription revenue, (ii) a favorable phasing impact in mobile non-subscription revenue, (iii) continued trading momentum in flanker brands and B2B and (iv) the positive impact of the July price increase. Adjusted EBITDA increased 16.1% YoY on a reported basis and 5.6% on a rebased basis to $287.4 million in Q4 2023, including $5 million of costs to capture5. The rebased increase was mainly due to (i) the aforementioned increase in revenue and (ii) lower costs to capture. Adjusted EBITDA less P&E Additions of $107.8 million in Q4 increased 73.6% YoY on a reported basis and 55.4% on a rebased basis, including $18 million of opex and capex costs to capture.

Telenet (Consolidated)

2023 guidance achieved across all metrics despite macroeconomic and competitive backdrop

Operating highlights: Telenet delivered a sequential improvement in net adds performance in Q4, with a return to positive growth in the postpaid mobile base, with 1,900 net adds, and a net loss of 5,200 broadband customers. The improved performance during the quarter was largely driven by Telenet's latest marketing campaigns, including the Unlimited ONE campaign and targeted hardware promotions, while churn remains elevated due to the competitive environment and the continued impact of the IT platform migration issues encountered throughout 2023. As of the end of 2023, Wyre, Telenet's NetCo partnership with Fluvius, had started construction on over 100,000 fiber homes. Build will further accelerate in 2024 in order to reach a peak rollout of ~450,000 homes per annum as of 2025 as previously communicated. FMC penetration remains high at 49% of the broadband base.

Financial highlights: Revenue of $792.5 million in Q4 2023 increased 8.8% YoY on a reported basis and 1.8% on a rebased basis. The rebased increase was primarily driven by (i) an increase in B2B revenue and (ii) higher mobile subscription revenue due to the June price increase and growth in postpaid net adds. Adjusted EBITDA increased 3.1% on a reported basis and decreased 3.0% on a rebased basis to $326.5 million in Q4. The rebased decrease was primarily driven by (a) higher staff-related expenses following the mandatory 11% wage indexation, (b) higher energy costs and (c) higher costs for outsourced call centers linked to IT platform migration issues, partially offset by the aforementioned revenue increase. Reported and rebased Adjusted EBITDA less P&E Additions decreased 28.1% and 31.6%, respectively, to $92.0 million in Q4.

(Non-consolidated Joint Venture)

VMO2 increases customers, fiber and 5G reach as strong integration execution drives Adjusted EBITDA growth

Operating highlights: VMO2's fixed customer base grew by 2,600 in Q4, driven by 9,500 broadband net adds. Postpaid mobile also continued to grow, delivering 19,000 net adds in Q4. The average download speed across the company's broadband base increased 19% YoY to 358Mbps, approximately 5x higher than the national average. VMO2's gigabit fixed network reached the milestone of 17 million premises at the end of 2023, including those premises on VMO2's network as well as those passed by nexfibre. Across 2023, through a mix of the continued upgrade of VMO2’s own network and expansion of the nexfibre network, VMO2 expanded its fiber footprint by 833,100, bringing its total fiber reach to over 4 million homes. In mobile, VMO2 reached the target of 50% U.K. outdoor 5G population coverage. 2023 absolute synergy delivery was approximately two thirds of the £540 million run-rate, significantly accelerating delivery timelines.

Financial highlights (in U.S. GAAP)6: Revenue11 of $3,516.1 million in Q4 2023 increased 9.4% YoY on a reported basis and decreased 2.0% YoY on a rebased basis. The rebased decrease was primarily due to the net effect of (i) a decrease in mobile revenue driven by lower handset revenue and (ii) an increase in B2B revenue, with each revenue category as defined and reported by the VMO2 JV. Q4 Adjusted EBITDA11 increased 14.2% YoY on a reported basis and 6.6% YoY on a rebased basis to $1,195.7 million, including $31 million of opex costs to capture. The YoY increase in Adjusted EBITDA was primarily due to (a) consumer price rises, (b) the realization of synergies and (c) a reduction in costs of $19 million in 2023 due to a change in the contract terms of services provided by a related-party. Q4 Adjusted EBITDA less P&E Additions11 increased 110.9% YoY on a reported basis and 23.3% YoY on a rebased basis to $665.9 million, including $55 million of opex and capex costs to capture.

Financial highlights (in IFRS): Revenue of £2,830.7 million ($3,516.1 million) on a reported basis in Q4 2023 increased 3.8% YoY on an FX neutral basis and decreased 2.0% YoY on a rebased basis. Q4 Adjusted EBITDA of £1,063.4 million ($1,320.9 million) on a reported basis, including costs to capture, increased 8.9% YoY on an FX neutral basis and 7.8% YoY on a rebased basis. Q4 Adjusted EBITDA less P&E Additions of £564.7 million ($701.6 million) on a reported basis increased 74.5% YoY on an FX neutral basis and 16.8% YoY on a rebased basis. The drivers of these IFRS changes are largely consistent with those under U.S. GAAP detailed above.

2024 Guidance (in IFRS, as guided by the VMO2 JV, with the exception of Adjusted FCF)(ii): Expect to deliver stable to declining revenue and low to mid-single-digit Adjusted EBITDA decline (each excluding nexfibre, as defined and reported by the VMO2 JV). Expect revenue pressure from B2B fixed and opex investment into future growth drivers including Off-net. Expect P&E additions of £2.0 to £2.2 billion (excluding ROU additions). Expect Adjusted FCF of around £500 million and cash distributions to shareholders of ~£850 million, supported by CTIL proceeds.

For more information regarding the VMO2 JV, including full IFRS disclosures, please visit its investor relations page to access the Q4 earnings release.

(ii)U.S. GAAP guidance for the VMO2 JV cannot be provided without unreasonable efforts, as the VMO2 JV reports under IFRS and does not have U.S. GAAP forecasts for all components of their IFRS guidance. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for the VMO2 JV's Adjusted EBITDA and Adjusted FCF guidance cannot be provided without unreasonable efforts as they do not forecast (i) certain non-cash charges including: the components of non-operating income/expense, depreciation and amortization and impairment, restructuring and other operating items included in net earnings/loss, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items they do not forecast may vary significantly from period to period.

(Non-consolidated Joint Venture)

VodafoneZiggo achieves all 2023 guidance and delivers strong revenue growth in Q4

Operating highlights: VodafoneZiggo continues to drive momentum in mobile and convergence, as FMC households7 grew by 7,000 in Q4 and FMC net adds increased by 9,700 in Q4 to almost 2.7 million, delivering significant Net Promoter Scores along with customer loyalty benefits. FMC penetration increased from 46% to 48% YoY. Mobile postpaid net adds grew 40,300 alongside growth in mobile postpaid ARPU of 3.3% YoY, primarily driven by the price indexation implemented in October. The broadband base contracted by 26,500 net adds in the quarter, as a 31,200 decline in Consumer was only partially offset by a 4,700 increase in B2B. Consumer fixed ARPU increased 3.7% YoY as a result of the price increase implemented in July.

Financial highlights: Revenue increased 10.1% YoY on a reported basis and 4.5% YoY on a rebased basis to $1,153.5 million in Q4. The rebased increase was primarily due to (i) growth in mobile, driven by growth in the customer base and the October price increase, and (ii) growth in B2B fixed. Adjusted EBITDA increased 2.0% YoY on a reported basis and decreased 3.2% on a rebased basis to $497.8 million in Q4. The rebased decrease was primarily driven by higher energy and wage costs related to inflation, partially offset by growth in sales margins. Reported and rebased Adjusted EBITDA less P&E Additions increased 42.7% and 33.1%, respectively, to $245.8 million in Q4.

Q4 ESG Highlights

2023 has marked a transformational year for our ESG agenda. This year saw the launch of our new strategy, People Planet Progress, adding to the impactful Belonging agenda - where we are creating a culture that is inclusive, where everyone is valued and respected, and where we have a positive impact on each other and our communities.

Our People priorities mean that we strive to be an inclusive company for our employees through our Belonging agenda, creating positive connections every day so that we all Belong. In our communities our focus on Digital Inclusion and Tomorrow's Workforce means we are working to enhance inclusive connectivity and the digital skills needed equitably in broader society. In Q4, several of our operations increased their offering and availability of services to financially vulnerable customers. VodafoneZiggo, in collaboration with the Alliantie Digitaal Samenleven, NLdigital, and other partners, launched a trial Digital Participation Package, while VMO2 enhanced their inclusive connectivity by leveraging company-owned stores to become National Digital Inclusion Hubs.

Our Planet agenda reflects our commitment to the environment and efforts to be a sustainable company. Here, we are working across our entire footprint to reduce our Scope 1, 2 and 3 emissions. Throughout our company we are striving to be more energy efficient, while ensuring the energy we do use comes from renewable energy sources. We are working to enhance network efficiency through AI and other technologies, we are working to electrify our fleet, and we are focused on the energy efficiency and circularity of the products we offer. Furthermore, we are actively working across our supply chain to encourage our partners to commit to decarbonization.

On Progress, our priorities underpin our commitment to transparency and responsibility, corporate responsibility and contributing to the advancement of wider social impact and sustainability goals. In Q4 we joined the UN Global Compact (UNGC), where we can assure our agenda helps to progress UN Sustainable Development Goals. We recently became members of the Joint Alliance for CSR (JAC) - the international association of telecom operators dedicated to developing and assessing Corporate Social Responsibility (CSR) standards across the industry's supply chain. Additionally, VodafoneZiggo was awarded a gold medal from EcoVadis, an authority in business sustainability ratings. This achievement positions VodafoneZiggo among the top 5% of best-performing companies and underscores its ongoing commitment to a fair and sustainable supply chain, achieved through close collaboration with suppliers.

Liberty Global Consolidated Q4 Highlights
•Q4 revenue(i) increased 4.3% YoY on a reported basis and decreased 1.8% on a rebased basis to $1,920.5 million
•Q4 earnings (loss) from continuing operations increased 25.9% YoY on a reported basis to ($3,471.7 million)
•Q4 Adjusted EBITDA(i) decreased 8.6% YoY on a reported basis and decreased 12.0% on a rebased basis to $546.0 million
•Q4 property & equipment additions(i) were 24.5% of revenue, as compared to 27.1% in Q4 2022
•Balance sheet with $5.3 billion of total liquidity8
◦Comprised of $1.4 billion of cash, $2.3 billion of investments held under SMAs and $1.6 billion of unused borrowing capacity9
•Blended, fully-swapped borrowing cost of 3.4% on a debt balance of $15.9 billion

Liberty Global	Q4 2023	Q4 2022	YoY Change (reported)	YoY Change (rebased)	YTD 2023	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer net losses	(29,600)	(6,700)			(114,500)

Financial
(in millions, except percentages)
Revenue(i)	$1,920.5	$1,841.9	4.3%	(1.8%)	$7,491.4	4.1%	(1.5%)
Earnings (loss) from continuing operations(i)	$(3,471.7)	$(4,684.3)	25.9%		$(3,873.8)	(450.5%)
Adjusted EBITDA(i)	$546.0	$597.3	(8.6%)	(12.0%)	$2,369.6	(8.7%)	(10.8%)
P&E additions(i)	$470.3	$499.3	(5.8%)		$1,578.0	(0.7%)
Adjusted EBITDA less P&E Additions(i)	$75.7	$98.0	(22.8%)	(10.4%)	$791.6	(21.4%)	(19.6%)

Cash provided by operating activities	$839.2	$883.2	(5.0%)		$2,165.9	(22.3%)
Cash used by investing activities	$(878.6)	$(651.2)	(34.9%)		$(1,845.0)	(242.3%)
Cash used by financing activities	$(349.3)	$(213.4)	(63.7%)		$(692.4)	78.8%

Full Company Adjusted FCF	$527.6	$439.1	20.2%		$575.6	(50.0%)
Full Company Distributable Cash Flow	$527.6	$650.1	(18.8%)		$1,390.8	(14.6%)
______________________

(i)As further described in footnote (ii) to the revenue table in our P&L Discussion below, 2023 amounts are impacted by the strategic and operational changes to our T&I Function as a result of our determination to outsource a component of our T&I Function and market certain of our internally-developed software to third parties. As a result, from May 2023, proceeds from the licensing and related sale of products from our internally-developed software have been applied against the net book value of our existing internally-developed capitalized software until that balance is reduced to zero. Accordingly, during the three months and year ended December 31, 2023, revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions exclude the benefit of $35.5 million and $127.7 million, respectively, that otherwise would have been reported in such metrics impacting both our consolidated and Central and Other results. As a result, Adjusted EBITDA and Adjusted EBITDA less P&E Additions are comparatively lower in the current periods, however, Adjusted FCF is unaffected. As of December 31, 2023, the net book value of our existing internally-developed software was reduced to zero.

Customer Growth

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022

Organic customer net additions (losses) by market
Sunrise	(12,200)	2,800	(29,100)	(4,000)
Telenet(i)	(12,600)	(5,900)	(61,900)	(23,500)
VM Ireland	(3,900)	(2,900)	(18,300)	(10,700)
UPC Slovakia	(900)	(700)	(5,200)	(6,300)
Total	(29,600)	(6,700)	(114,500)	(44,500)

VMO2 JV(ii)	2,600	15,500	31,300	27,200
VodafoneZiggo JV(iii)	(47,200)	(5,300)	(123,200)	(62,600)
______________________

(i)The 2023 amounts include our business in Luxembourg as a result of Telenet's January 2023 acquisition of Eltrona.
(ii)Fixed-line customer counts for the VMO2 JV exclude Upp customers.
(iii)Fixed-line customer counts for the VodafoneZiggo JV include certain B2B customers.

Earnings (Loss) from Continuing Operations
Earnings (loss) from continuing operations was ($3,471.7 million) and ($4,684.3 million) for the three months ended December 31, 2023 and 2022, respectively, and ($3,873.8 million) and $1,105.3 million for the years ended December 31, 2023 and 2022, respectively.

Financial Highlights
The following tables present (i) Revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for each of our reportable segments, including the non-consolidated VMO2 JV and VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. During the first quarter of 2023, we changed the terms related to, and approach to how we reflect the allocation of, charges for certain products and services that our centrally-managed technology and innovation function (our T&I Function) provides to our consolidated reportable segments (the Tech Framework). For additional information, see the Appendix. Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA less P&E Additions are non-GAAP measures. For additional information on how these measures are defined and why we believe they are meaningful, see the Glossary.

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Revenue	2023	2022(i)	Reported %	Rebased %	2023	2022(i)	Reported %	Rebased %
	in millions, except % amounts

Sunrise	$897.5	$803.6	11.7	2.5	$3,380.4	$3,180.9	6.3	(0.2)
Telenet	792.5	728.7	8.8	1.8	3,089.2	2,807.3	10.0	1.3
VM Ireland	133.7	129.3	3.4	(1.8)	506.1	494.7	2.3	(0.4)
Central and Other(ii)	160.7	239.7	(33.0)	(29.4)	775.7	959.9	(19.2)	(14.8)
Intersegment eliminations(iii)	(63.9)	(59.4)	N.M.	N.M.	(260.0)	(247.1)	N.M.	N.M.
Total	$1,920.5	$1,841.9	4.3	(1.8)	$7,491.4	$7,195.7	4.1	(1.5)

VMO2 JV(iv)	$3,516.1	$3,214.5	9.4	(2.0)	$13,574.1	$12,857.2	5.6	—
VodafoneZiggo JV(iv)	$1,153.5	$1,047.3	10.1	4.5	$4,450.5	$4,284.6	3.9	1.2
______________________

N.M. - Not Meaningful

(i)Amounts have been revised, as applicable, to reflect the retrospective impact of the Tech Framework, as described above and in the Appendix.
(ii)As further described in note 19 to our 10-K, as a result of our determination to market and sell certain of our internally-developed software to third parties, from May 2023, we recorded proceeds from the licensing and related sale of products from this internally-developed software (including proceeds generated from our arrangements with the VMO2 JV and the VodafoneZiggo JV) against the net book value of our existing internally-developed capitalized software until that balance was reduced to zero. Accordingly, during the three months and year ended December 31, 2023, revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions exclude the benefit of $35.5 million and $127.7 million, respectively, that otherwise would have been reported in such metrics impacting both our consolidated and Central and Other revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions. As a result, Adjusted EBITDA and Adjusted EBITDA less P&E Additions are comparatively lower in the current periods, however, Adjusted FCF is unaffected. As of December 31, 2023, the net book value of our existing internally-developed software was reduced to zero. Further, we now expense the costs of development of such software due to the fact that it is now externally marketed to third parties.
(iii)Amounts primarily relate to (i) the revenue recognized within our T&I Function related to the Tech Framework and (ii) for the 2022 YTD period, transactions between our continuing and discontinued operations.
(iv)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's revenue.

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Adjusted EBITDA	2023	2022(i)	Reported %	Rebased %	2023	2022(i)	Reported %	Rebased %
	in millions, except % amounts

Sunrise	$287.4	$247.5	16.1	5.6	$1,148.5	$1,097.8	4.6	(2.0)
Telenet	326.5	316.7	3.1	(3.0)	1,315.2	1,299.6	1.2	(1.2)
VM Ireland	46.7	41.7	12.0	6.1	181.4	183.6	(1.2)	(3.7)
Central and Other(ii)	(99.4)	6.0	N.M.	N.M.	(214.7)	74.7	N.M.	N.M.
Intersegment eliminations(iii)	(15.2)	(14.6)	N.M.	N.M.	(60.8)	(60.3)	N.M.	N.M.
Total	$546.0	$597.3	(8.6)	(12.0)	$2,369.6	$2,595.4	(8.7)	(10.8)

VMO2 JV(iv)	$1,195.7	$1,047.0	14.2	6.6	$4,531.3	$4,562.2	(0.7)	3.4
VodafoneZiggo JV(iv)	$497.8	$487.9	2.0	(3.2)	$1,972.5	$2,018.0	(2.3)	(4.8)
______________________

N.M. - Not Meaningful

(i)Amounts have been revised, as applicable, to reflect the retrospective impact of the Tech Framework, as described above and in the Appendix.
(ii)2023 amounts are impacted by the strategic and operational changes to our T&I Function as discussed in footnote (ii) to the revenue table above.
(iii)Amounts relate to (i) the Adjusted EBITDA impact to Central and Other of the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup, and (ii) for the YTD 2022 period, transactions between our continuing and discontinued operations.
(iv)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA.

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	December 31,				December 31,
	2023	2022(i)	Reported %	Rebased %	2023	2022(i)	Reported %	Rebased %
	in millions, except % amounts

Sunrise	$107.8	$62.1	73.6	55.4	$562.1	$499.9	12.4	5.9
Telenet	92.0	128.0	(28.1)	(31.6)	568.6	656.6	(13.4)	(14.0)
VM Ireland	(2.0)	(14.7)	(86.4)	87.2	4.7	36.2	(87.0)	(86.6)
Central and Other(ii)	(122.1)	(77.4)	(57.8)	(16.9)	(343.8)	(185.2)	(85.6)	(40.6)
Intersegment eliminations	—	—	N.M.	N.M.	—	(1.0)	N.M.	N.M.
Total	$75.7	$98.0	(22.8)	(10.4)	$791.6	$1,006.5	(21.4)	(19.6)

VMO2 JV(iii)	$665.9	$315.7	110.9	23.3	$2,052.4	$1,777.2	15.5	(6.4)
VodafoneZiggo JV(iii)	$245.8	$172.3	42.7	33.1	$982.7	$1,018.7	(3.5)	(6.0)
______________________

N.M. - Not Meaningful

(i)Amounts have been revised, as applicable, to reflect the retrospective impact of the Tech Framework, as described above and in the Appendix.
(ii)2023 amounts are impacted by the strategic and operational changes to our T&I Function as discussed in footnote (ii) to the revenue table above.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA less P&E Additions.

Leverage and Liquidity
•Total principal amount of debt and finance leases: $15.9 billion
•Average debt tenor10: 4.9 years, with ~47% not due until 2029 or thereafter
•Borrowing costs: Blended, fully-swapped cost of debt was 3.4%
•Liquidity: $5.3 billion, including (i) $1.4 billion of cash at December 31, 2023, (ii) $2.3 billion of investments held under SMAs and (iii) $1.6 billion of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Revenue and Rebased Revenue, Adjusted EBITDA, Adjusted EBITDA less P&E Additions, Adjusted Free Cash Flow and Distributable Cash Flow, as well as the 2024 financial guidance provided by us and our operating companies and joint ventures; expectations of any macroeconomic dynamics that may be beneficial or detrimental to the company; any distributions or payments to be received from our joint ventures; the timing of any strategic updates that we may provide; our and our affiliates' and joint ventures' plans with respect to network products and services; expectations with respect to new build and wholebuy homes to be reached; expectations with respect to the number of FTTH homes to be passed by VMO2 and nexfibre, including the cost, timing and benefits to be derived therefrom; our strategic plans for our ventures portfolio, including expected capital rotation; our planned non-core asset dispositions during 2024; our commitments and aspirations with respect to ESG through our People Planet Progress strategy; our anticipated investments in our infrastructure, products and networks, including the continuing rollout of fiber in Belgium through Wyre; the anticipated launch of certain FMC offerings in Wallonia in 2024, including the anticipated timing and benefits to be derived therefrom; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position); the tenor and cost of our third-party debt and anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ and joint ventures' services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us and our businesses as well as our customers; the effects of changes in laws or regulations; the effects of the U.K.'s exit from the E.U.; general economic factors; our, our affiliates’ and our joint ventures' ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our, our affiliates’ and our joint ventures' ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our, our affiliates’ and our joint ventures' video services and the costs associated with such programming; our, our affiliates’ and our joint ventures' ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates and joint ventures to access the cash of their respective subsidiaries; the impact of our operating companies', affiliates’ and joint ventures' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our, our affiliates’ and our joint ventures' ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program
Our original share buyback plan for 2023 authorized the repurchase of 10% of our outstanding shares as of December 31, 2022, and this was increased to a minimum of 15% in July 2023. As of October 30, 2023, we completed our 15% buyback target and further expanded our program to repurchase shares through the end of January 2024 in the amount of approximately $300.0 million, which was successfully completed.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million* connections across Europe. Our businesses operate under some of the best-known consumer brands, including Sunrise in Switzerland, Telenet in Belgium, Virgin Media in Ireland, UPC in Slovakia, Virgin Media-O2 in the U.K. and VodafoneZiggo in The Netherlands. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Global's consolidated businesses generate annual revenue of more than $7 billion, while the VMO2 JV and the VodafoneZiggo JV generate combined annual revenue of more than $18 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across the content, technology and infrastructure industries, including stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2023 Liberty Global consolidated results and the combined as reported full year 2023 results for the VodafoneZiggo JV and full year 2023 U.S. GAAP results for the VMO2 JV.

Sunrise, Telenet, the VMO2 JV and the VodafoneZiggo JV deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks. UPC Slovakia delivers mobile services as a reseller of SIM cards.

Liberty Global Ltd. is listed on the Nasdaq Global Select Market under the symbols "LBTYA", "LBTYB" and "LBTYK".

For more information, please visit www.libertyglobal.com or contact:

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Bill Myers +1 303 220 6686
                    Matt Beake +44 20 8483 6428

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-K.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2023, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three months and year ended December 31, 2022 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions to the same extent these entities are included in our results for the three months and year ended December 31, 2023, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E additions of entities disposed of to the same extent these entities are excluded in our results for the three months and year ended December 31, 2023, (iii) include in our rebased amounts the revenue and costs for the temporary elements of transitional and other services provided to iliad, Vodafone, Deutsche Telekom and M7 Group, to reflect amounts related to these services equal to those included in our results for the three months and year ended December 31, 2023 and (iv) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2023. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2022 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebase growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebase growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our consolidated statements of operations.

The following table provides adjustments made to the 2022 amounts (i) in aggregate for our consolidated reportable segments and (ii) for the non-consolidated VMO2 JV and VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended December 31, 2022			Year ended December 31, 2022
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Liberty Global:
Acquisitions and dispositions(i)	$(11.9)	$(19.2)	$(23.6)	$99.9	$(56.1)	$(70.2)
Foreign currency	125.7	42.4	10.1	307.3	116.1	48.8
Total	$113.8	$23.2	$(13.5)	$407.2	$60.0	$(21.4)

VMO2 JV(ii):
Acquisitions and dispositions(iii)	$4.5	$0.1	$0.1	$(16.3)	$(265.6)	$(265.6)
nexfibre construction revenue(iv)	197.1	13.6	13.6	675.1	51.6	51.6
nexfibre construction P&E additions(iv)	—	—	186.4	—	—	611.0
Foreign currency	173.5	61.4	24.1	64.1	32.0	17.7
Total	$375.1	$75.1	$224.2	$722.9	$(182.0)	$414.7

VodafoneZiggo JV(ii):
Foreign currency	$56.0	$26.5	$12.4	$115.0	$55.0	$27.0
______________________

(i)In addition to our acquisitions and dispositions, these rebase adjustments include amounts related to agreements to provide transitional and other services to iliad, Vodafone, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2023 and 2022 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VMO2 JV's and the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, which we do not consolidate, as we hold a 50% noncontrolling interest in the VMO2 JV and the VodafoneZiggo JV.
(iii)Amounts for the YTD period relate to the exclusion of certain handset securitization transactions in Q1 2022, including approximately £32 million ($44 million at the applicable rate) of revenue and £174 million ($233 million at the applicable rate) of Adjusted EBITDA related to restructuring of the legacy O2 securitization structure.
(iv)Amounts relate to the VMO2 JV's construction agreement with the nexfibre JV. Amounts exclude adjustments for other service-related benefits attributable to the overall agreement between the VMO2 JV and the nexfibre JV.

Liquidity
The following table(i) details the U.S. dollar equivalents of our liquidity position at December 31, 2023, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$498.6	$2,276.1	$—	$2,774.7
Telenet	910.0	—	713.7	1,623.7
Sunrise Holding (formerly UPC Holding)	6.6	—	802.2	808.8
VM Ireland	0.7	—	110.6	111.3
Total	$1,415.9	$2,276.1	$1,626.5	$5,318.5
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iii)Our aggregate unused borrowing capacity of $1.6 billion represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

Summary of Debt & Finance Lease Obligations
The following table(i) details the December 31, 2023 U.S. dollar equivalents of the (i) outstanding principal amounts of our debt and finance lease obligations, (ii) expected principal-related derivative cash payments or receipts and (iii) swapped principal amounts of our debt and finance lease obligations:

		Finance	Total Debt	Principal Related	Swapped Debt
		Lease	& Finance Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

Sunrise Holding	$6,492.0	$32.3	$6,524.3	$775.3	$7,299.6
Telenet	6,961.1	4.1	6,965.2	(59.4)	6,905.8
VM Ireland	995.8	—	995.8	—	995.8
Other(iii)	1,408.7	21.6	1,430.3	—	1,430.3
Total	$15,857.6	$58.0	$15,915.6	$715.9	$16,631.5
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts for Sunrise Holding include notes issued by special purpose entities that are consolidated by Sunrise Holding.
(iii)Debt amount includes a loan of $1,391.9 million backed by the shares we hold in Vodafone Group plc.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures of our continuing operations that are presented in the consolidated statements of cash flows in our 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions, except % amounts

Customer premises equipment (CPE)	$56.0	$62.2	$257.9	$262.0
New build & upgrade	161.8	46.1	306.4	128.5
Capacity	16.0	95.2	161.8	242.2
Baseline	138.4	152.7	472.7	486.3
Product & enablers	98.1	143.1	379.2	469.9
Total P&E additions	470.3	499.3	1,578.0	1,588.9
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(48.5)	(39.9)	(178.4)	(182.8)
Assets acquired under finance leases	(0.1)	(8.4)	(20.9)	(34.2)
Changes in current liabilities related to capital expenditures	(51.9)	(77.1)	7.3	(68.7)
Total capital expenditures, net(ii)	$369.8	$373.9	$1,386.0	$1,303.2

P&E additions as % of revenue	24.5%	27.1%	21.1%	22.1%
______________________

(i)Amounts exclude related VAT of $3.6 million and $4.2 million for the three months ended December 31, 2023 and 2022, respectively, and $18.4 million and $21.2 million for the years ended December 31, 2023 and 2022, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Fixed Customer Relationship
The following table provides ARPU per fixed customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Fixed Customer Relationship
	Three months ended December 31,		Increase/(decrease)
	2023	2022	Reported %	Rebased %

Liberty Global	$66.63	$61.96	7.5%	1.5%
VM Ireland	€62.81	€62.20	1.0%	1.0%
Telenet	€62.09	€60.22	3.1%	4.1%
Sunrise Holding	€61.45	€60.84	1.0%	(1.4%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended December 31,		Increase/(decrease)
	2023	2022	Reported %	Rebased %

Liberty Global:
Including interconnect revenue	$26.86	$25.25	6.4%	(1.0%)
Excluding interconnect revenue	$25.08	$23.02	8.9%	1.3%

	Operating Data — December 31, 2023
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Video Subscribers (ii)	Telephony Subscribers(iii)	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(iv)

Consolidated Liberty Global:
Sunrise(v)	2,707,700	1,468,000	1,180,400	1,199,700	934,200	3,314,300	2,467,100	2,836,300
Telenet(vi)	3,613,400	2,007,500	1,730,400	1,657,700	934,200	4,322,300	2,677,300	2,910,500
VM Ireland	982,900	402,800	368,500	227,900	205,800	802,200	134,400	134,400
UPC Slovakia	642,400	177,200	144,800	161,700	87,500	394,000	—	—
Total Liberty Global	7,946,400	4,055,500	3,424,100	3,247,000	2,161,700	8,832,800	5,278,800	5,881,200

VMO2 JV(vii)	16,198,400	5,826,800	5,717,600			12,706,400	16,122,300	35,216,300
VodafoneZiggo JV(viii)	7,516,600	3,553,000	3,207,100	3,524,700	1,521,100	8,252,900	5,301,800	5,642,000

	Subscriber Variance Table — December 31, 2023 vs. September 30, 2023
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Video Subscribers(i)	Telephony Subscribers(iii)	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(iv)

Organic Change Summary

Consolidated Liberty Global:
Sunrise(v)	7,000	(12,200)	—	(16,900)	(17,800)	(34,700)	25,100	(3,100)
Telenet(vi)	9,500	(12,600)	(5,200)	(23,100)	(23,100)	(51,400)	1,900	(7,800)
VM Ireland	3,600	(3,900)	(3,000)	(6,000)	(15,500)	(24,500)	(2,200)	(2,200)
UPC Slovakia	2,000	(900)	(400)	(700)	(400)	(1,500)	—	—
Total Liberty Global	22,100	(29,600)	(8,600)	(46,700)	(56,800)	(112,100)	24,800	(13,100)

Q4 2023 Liberty Global Adjustments:
VM Ireland	8,300	—	—	—	—	—	—	—
Total adjustments	8,300	—	—	—	—	—	—	—

VMO2 JV(vii)	1,300	2,600	9,500			(92,600)	19,000	150,700
VodafoneZiggo JV(viii)	49,500	(47,200)	(26,500)	(48,800)	(71,900)	(147,200)	40,300	43,900

Footnotes for Operating Data and Subscriber Variance Tables

(i)At Sunrise, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers at Sunrise include approximately 39,800 subscribers who have requested and received this service.
(ii)We have approximately 31,000 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)At Sunrise, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers at Sunrise include approximately 128,400 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of December 31, 2023, our mobile subscriber count included approximately 369,200, 233,200, 7,617,900 and 340,200 prepaid mobile subscribers at Sunrise, Telenet, the VMO2 JV and the VodafoneZiggo JV, respectively. Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of three months and nine months, respectively. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections, including Smart Metering contract connections. The mobile subscriber count presented above for the VMO2 JV excludes wholesale mobile connections of approximately 9,644,900 that are included in the total mobile subscriber count as defined and presented by the VMO2 JV.
(v)Pursuant to service agreements, Sunrise offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”), and following the acquisition of Sunrise, also services homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities. Under these agreements, RGUs are only recognized if there is a direct billing relationship with the customer. Homes passed or serviceable through the above service agreements are not included in Sunrise's homes passed count as we do not own these networks. Including these arrangements, our operations at Sunrise have the ability to offer fixed services to the national footprint.
(vi)Includes our business in Luxembourg as a result of Telenet's January 2023 acquisition of Eltrona.
(vii)Fixed-line customer counts for the VMO2 JV exclude Upp customers.
(viii)Fixed-line counts for the VodafoneZiggo JV include certain B2B customers and subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
1The term "Full Company" includes certain amounts that were classified as discontinued operations prior to disposal. We present Full Company Adjusted Free Cash Flow and Full Company Distributable Cash Flow as applicable for those periods impacted by discontinued operations.
2Represents aggregate consolidated and 50% owned non-consolidated VMO2 JV and VodafoneZiggo JV homes passed, broadband subscribers or postpaid mobile subscribers, as applicable. Aggregate subscribers also includes certain B2B fixed subscribers of the VodafoneZiggo JV.
3Represents aggregate consolidated and 50% owned non-consolidated VMO2 JV and VodafoneZiggo JV homes passed. Includes those homes passed on the nexfibre partner network, which the VMO2 JV has access to and acts as an anchor tenant, and certain homes passed through whole buy.
4The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. See the Rebase Information section for more information on rebased growth.
5Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital-related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration-related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
6This release includes the actual U.S. GAAP results for the VMO2 JV for the three months and year ended December 31, 2023 and 2022. The commentary and YoY growth rates presented in this release are shown on a rebased basis. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q4 earnings release.
7Converged households or converged SIMs represent customers in either our Consumer or SOHO segment that subscribe to both a fixed-line digital TV and an internet service and Vodafone and/or hollandsnieuwe postpaid mobile telephony service.
8Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
9Our aggregate unused borrowing capacity of $1.6 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant December 31, 2023 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will continue to be available under each of the respective subsidiary facilities. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to December 31, 2023.
10For purposes of calculating our average tenor, total third-party debt excludes vendor financing, certain debt obligations that we assumed in connection with various acquisitions, and liabilities related to Telenet's acquisition of mobile spectrum licenses. The percentage of debt not due until 2029 or thereafter includes all of these amounts.

11The U.S. GAAP YoY growth rates for the VMO2 JV are impacted by rebase adjustments and recurring U.S. GAAP to IFRS accounting differences, as further described and reconciled below.

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	in millions

Revenue:
U.S. GAAP revenue	$3,516.1	$3,214.5	$13,574.1	$12,857.2
Rebase adjustments(i)	2.7	201.6	13.1	658.8
U.S. GAAP rebased revenue	3,518.8	3,416.1	13,587.2	13,516.0
U.S. GAAP/IFRS adjustments	—	—	—	—
IFRS rebased revenue	3,518.8	3,416.1	13,587.2	13,516.0
Rebase adjustments(i)	(2.7)	(201.6)	(13.1)	(658.8)
IFRS revenue	$3,516.1	$3,214.5	$13,574.1	$12,857.2

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	$1,195.7	$1,047.0	$4,531.3	$4,562.2
Rebase adjustments(ii)	2.0	13.7	7.8	(214.0)
U.S. GAAP rebased Adjusted EBITDA	1,197.7	1,060.7	4,539.1	4,348.2
U.S. GAAP/IFRS adjustments(iv)	125.2	102.4	459.2	444.5
IFRS rebased Adjusted EBITDA (including costs to capture)	1,322.9	1,163.1	4,998.3	4,792.7
Rebase adjustments(ii)	(2.0)	(13.7)	(7.8)	214.0
IFRS Adjusted EBITDA	$1,320.9	$1,149.4	$4,990.5	$5,006.7

Property & equipment additions:
U.S. GAAP P&E additions	$529.8	$731.3	$2,478.9	$2,785.0
Rebase adjustments(iii)	—	(186.4)	—	(611.0)
U.S. GAAP rebased P&E additions	529.8	544.9	2,478.9	2,174.0
U.S. GAAP/IFRS adjustments(iv)	89.5	40.3	272.2	194.2
IFRS rebased P&E additions (including costs to capture)	619.3	585.2	2,751.1	2,368.2
Rebase adjustments(iii)	—	186.4	—	611.0
IFRS P&E additions	$619.3	$771.6	$2,751.1	$2,979.2

Adjusted EBITDA less P&E additions:
U.S. GAAP Adjusted EBITDA less P&E additions	$665.9	$315.7	$2,052.4	$1,777.2
Rebase adjustments(ii)(iii)	2.0	200.1	7.8	397.0
U.S. GAAP rebased Adjusted EBITDA less P&E additions	667.9	515.8	2,060.2	2,174.2
U.S. GAAP/IFRS adjustments(iv)	35.7	62.1	187.0	250.3
IFRS rebased Adjusted EBITDA less P&E additions (including costs to capture)	703.6	577.9	2,247.2	2,424.5
Rebase adjustments(ii)(iii)	(2.0)	(200.1)	(7.8)	(397.0)
IFRS Adjusted EBITDA less P&E additions	$701.6	$377.8	$2,239.4	$2,027.5
______________________

(i)Revenue rebase adjustments relate to (i) for 2022, the VMO2 JV's construction agreement with the nexfibre JV of approximately $197 million and $675 million, respectively, (ii) for the 2022 YTD period, the exclusion of certain handset securitization transactions in Q1 2022 of approximately $44 million related to restructuring of the legacy O2 securitization structure and (iii) certain transaction adjustments made to reflect the JV's new basis of accounting, which reverse the effect of the write-off of deferred revenue.
(ii)Adjusted EBITDA rebase adjustments relate to (i) for the 2022 YTD period, the exclusion of certain handset securitization transactions in Q1 2022 of approximately $233 million related to restructuring of the legacy O2 securitization structure, (ii) for 2022, the VMO2 JV's construction agreement with the nexfibre JV of approximately $14 million and $52 million, respectively, and (iii) certain transaction adjustments made to reflect the JV's new basis of accounting, which reverse the effect of the write-off of deferred commissions, install costs and deferred revenue.
(iii)P&E rebase adjustments for 2022 relate to the VMO2 JV's construction agreement with the nexfibre JV of approximately $186 million and $611 million, respectively.
(iv)U.S. GAAP/IFRS differences primarily relate to (i) the VMO2 JV's investment in CTIL and (ii) lease accounting.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions. A reconciliation of earnings (loss) from continuing operations to Adjusted EBITDA and Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions

Earnings (loss) from continuing operations	$(3,471.7)	$(4,684.3)	$(3,873.8)	$1,105.3
Income tax expense (benefit)	(20.4)	109.3	149.6	318.9
Other income, net	(66.0)	(74.2)	(225.5)	(134.4)
Gain on Telenet Tower Sale	—	(0.1)	—	(700.5)
Gain associated with the Telenet Wyre Transaction	—	—	(377.8)	—
Share of results of affiliates, net	1,678.2	2,080.4	2,019.3	1,267.8
Losses (gains) on debt extinguishment, net	1.4	—	1.4	(2.8)
Realized and unrealized losses due to changes in fair values of certain investments, net	212.5	116.1	557.3	323.5
Foreign currency transaction losses (gains), net	488.7	1,779.2	70.8	(1,407.2)
Realized and unrealized losses (gains) on derivative instruments, net	720.1	455.7	526.3	(1,213.1)
Interest expense	251.9	172.5	907.9	589.3
Operating income (loss)	(205.3)	(45.4)	(244.5)	146.8
Impairment, restructuring and other operating items, net	61.3	11.0	67.9	85.1
Depreciation and amortization	633.4	583.0	2,315.2	2,171.4
Share-based compensation expense	56.6	48.7	231.0	192.1
Adjusted EBITDA	546.0	597.3	2,369.6	2,595.4
Property and equipment additions	(470.3)	(499.3)	(1,578.0)	(1,588.9)
Adjusted EBITDA less P&E Additions	$75.7	$98.0	$791.6	$1,006.5

Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.

Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:

•Adjusted FCF: We define Adjusted FCF as net cash provided by the operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Net cash provided by operating activities includes cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions of $3.9 million and $4.2 million during the three months ended December 31, 2023 and 2022, respectively, and $27.7 million and $36.2 million during the year ended December 31, 2023 and 2022, respectively.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).

We believe our presentation of Adjusted FCF and Distributable Cash Flow, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF and Distributable Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF and Distributable Cash Flow as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. Further, our Adjusted FCF and Distributable Cash Flow may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures. The following table provides a reconciliation of our Full Company net cash provided by operating activities to Full Company Adjusted FCF and Full Company Distributable Cash Flow for the indicated periods.

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
	in millions

Net cash provided by operating activities	$839.2	$883.2	$2,165.9	$2,837.8
Operating-related vendor financing additions(i)	204.0	125.6	648.5	529.2
Cash capital expenditures, net	(369.8)	(373.9)	(1,386.0)	(1,319.0)
Principal payments on operating-related vendor financing	(97.9)	(90.2)	(568.8)	(619.4)
Principal payments on capital-related vendor financing	(45.3)	(90.1)	(256.1)	(215.6)
Principal payments on finance leases	(2.6)	(15.5)	(27.9)	(62.2)
Full Company Adjusted FCF	527.6	439.1	575.6	1,150.8
Other affiliate dividends	—	211.0	815.2	477.9
Full Company Distributable Cash Flow	$527.6	$650.1	$1,390.8	$1,628.7
_______________

(i)For purposes of our consolidated statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended, fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Debt and Net Debt Ratios: Our debt and net debt ratios, which are non-GAAP metrics, are defined as total debt and net debt, respectively, divided by reported net loss for the last twelve months (reported LTM net loss) and Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Net debt is defined as total debt less cash and cash equivalents and investments held under SMAs. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. The following table details the calculation of our debt and net debt to reported LTM net loss and LTM Adjusted EBITDA ratios as of and for the twelve months ended December 31, 2023 (in millions, except ratios):

Reconciliation of reported LTM net loss to LTM Adjusted EBITDA:
Reported LTM net loss	$(3,873.8)
Income tax expense	149.6
Other income, net	(225.5)
Gain associated with the Telenet Wyre Transaction	(377.8)
Share of results of affiliates, net	2,019.3
Loss on debt extinguishment, net	1.4
Realized and unrealized loss due to changes in fair values of certain investments, net	557.3
Foreign currency transaction loss, net	70.8
Realized and unrealized loss on derivative instruments, net	526.3
Interest expense	907.9
Operating loss	(244.5)
Impairment, restructuring and other operating items, net	67.9
Depreciation and amortization	2,315.2
Share-based compensation expense	231.0
LTM Adjusted EBITDA	$2,369.6

Debt to reported LTM net loss and LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,915.6
Principal related projected derivative cash payments	715.9
Vodafone Collar Loan	(1,391.9)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,239.6

Reported LTM net loss	$(3,873.8)
Debt to reported LTM net loss ratio	(3.9)

LTM Adjusted EBITDA	$2,369.6
Debt to LTM Adjusted EBITDA ratio	6.4

Net Debt to reported LTM net loss and LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,239.6
Cash and cash equivalents and investments held under SMAs	(3,692.0)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$11,547.6

Reported LTM net loss	$(3,873.8)
Net debt to reported LTM net loss ratio	(3.0)

LTM Adjusted EBITDA	$2,369.6
Net debt to LTM Adjusted EBITDA ratio	4.9

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV's networks in the U.K. and Ireland as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.

Appendix - Supplemental Tech Framework Information

During the first quarter of 2023, we changed the terms related to, and approach to how we reflect the allocation of, charges for certain products and services that our centrally-managed technology and innovation function (our T&I Function) provides to our consolidated reportable segments (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. As a result, our consolidated reportable segments now capitalize the combined cost of the CPE hardware and essential software as property and equipment additions. The other services, including maintenance and hosting, continue to be reported as operating costs in the period incurred (included in our Adjusted EBITDA). The corresponding amounts charged by our T&I Function are reflected as revenue when earned. The new Tech Framework is a result of internal changes with respect to the way in which our chief operating decision maker evaluates the revenue, Adjusted EBITDA and property and equipment additions of our consolidated reportable segments. Segment information has been revised, as applicable, to reflect these changes. The following table provides a summary of the impact on the revenue, Adjusted EBITDA and property and equipment additions of our consolidated reportable segments and Central and Other.

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	in millions

Increase (decrease) to revenue(i):
Central and Other	$59.9	$56.7	$243.9	$237.5
Intersegment eliminations	(59.9)	(56.7)	(243.9)	(237.5)
Total	$—	$—	$—	$—

Increase (decrease) to Adjusted EBITDA(ii):
Sunrise	$(16.7)	$(10.1)	$(65.0)	$(40.0)
Telenet	(2.2)	(2.0)	(8.8)	(8.5)
VM Ireland	(5.9)	(3.3)	(23.9)	(13.9)
Central and Other	40.0	30.0	158.5	121.7
Intersegment eliminations	(15.2)	(14.6)	(60.8)	(59.3)
Total	$—	$—	$—	$—

Increase (decrease) to property and equipment additions(iii):
Sunrise	$5.8	$5.5	$22.8	$22.2
Telenet	6.9	6.6	27.7	27.0
VM Ireland	2.5	2.5	10.3	10.1
Central and Other	—	—	—	—
Intersegment eliminations	(15.2)	(14.6)	(60.8)	(59.3)
Total	$—	$—	$—	$—
______________________

(i)Amounts reflect the revenue recognized within our T&I Function, as well as any applicable markup related to the Tech Framework.
(ii)Amounts reflect the charge to each respective consolidated reportable segment related to the service and maintenance component of the Tech Framework and, additionally for Central and Other, the Adjusted EBITDA impact of the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup.
(iii)Amounts reflect the charge to each respective consolidated reportable segment related to the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup.

Appendix - Supplemental Adjusted EBITDAaL Information

The following table presents (i) Adjusted EBITDA, (ii) finance lease-related depreciation and interest expense adjustments, (iii) Adjusted EBITDAaL and (iv) the percentage change from period to period for Adjusted EBITDA and Adjusted EBITDAaL on both a reported and rebased basis for each of our reportable segments.

	Three months ended December 31,		Increase/(decrease)		Year ended December 31,		Increase/(decrease)
	2023	2022	Reported %	Rebased %	2023	2022(i)	Reported %	Rebased %
	in millions, except % amounts

Adjusted EBITDA:
Sunrise	$287.4	$247.5	16.1	5.6	$1,148.5	$1,097.8	4.6	(2.0)
Telenet	326.5	316.7	3.1	(3.0)	1,315.2	1,299.6	1.2	(1.2)
VM Ireland	46.7	41.7	12.0	6.1	181.4	183.6	(1.2)	(3.7)
Central and Other	(99.4)	6.0	N.M.	N.M.	(214.7)	74.7	N.M.	N.M.
Intersegment eliminations(ii)	(15.2)	(14.6)	N.M.	N.M.	(60.8)	(60.3)	N.M.	N.M.
Total Adjusted EBITDA	$546.0	$597.3	(8.6)	(12.0)	$2,369.6	$2,595.4	(8.7)	(10.8)

VMO2 JV(iii)	$1,195.7	$1,047.0	14.2	6.6	$4,531.3	$4,562.2	(0.7)	3.4
VodafoneZiggo JV(iii)	$497.8	$487.9	2.0	(3.2)	$1,972.5	$2,018.0	(2.3)	(4.8)

Finance lease adjustments:
Sunrise	$(1.2)	$(2.9)			$(5.4)	$(8.3)
Telenet	(0.2)	(18.1)			(23.9)	(76.5)
Central and Other	(0.8)	(2.1)			(6.8)	(8.1)
Total finance lease adjustments	$(2.2)	$(23.1)			$(36.1)	$(92.9)

VMO2 JV(iii)	$(1.9)	$(2.0)			$(7.9)	$(8.8)
VodafoneZiggo JV(iii)	$(2.5)	$(2.8)			$(9.9)	$(9.4)

Adjusted EBITDAaL:
Sunrise	$286.2	$244.6	17.0	5.8	$1,143.1	$1,089.5	4.9	(2.0)
Telenet	326.3	298.6	9.3	(2.9)	1,291.3	1,223.1	5.6	0.2
VM Ireland	46.7	41.7	12.0	6.1	181.4	183.6	(1.2)	(3.7)
Central and Other	(100.2)	3.9	N.M.	N.M.	(221.5)	66.6	N.M.	N.M.
Intersegment eliminations(ii)	(15.2)	(14.6)	N.M.	N.M.	(60.8)	(60.3)	N.M.	N.M.
Total Adjusted EBITDAaL	$543.8	$574.2	(5.3)	(11.8)	$2,333.5	$2,502.5	(6.8)	(10.2)

VMO2 JV(iii)	$1,193.8	$1,045.0	14.2	12.8	$4,523.4	$4,553.4	(0.7)	4.2
VodafoneZiggo JV(iii)	$495.3	$485.1	2.1	(3.2)	$1,962.6	$2,008.6	(2.3)	(4.8)
______________________
N.M. - Not Meaningful

(i)Amounts have been revised, as applicable, to reflect the retrospective impact of the Tech Framework, as described above.
(ii)Amounts relate to (i) the Adjusted EBITDA impact to Central and Other of the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup, and (b) for 2022, transactions between our continuing and discontinued operations.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV.

Appendix - Foreign Currency Information

The following table presents the relationships between the primary currencies of the countries in which we operate and the U.S. dollar, which is our reporting currency, per one U.S. dollar:

	December 31,
	2023	2022

Spot rates:
Euro	0.9038	0.9337
Swiss franc	0.8392	0.9219
British pound sterling	0.7835	0.8265
Polish zloty	3.9272	4.3686

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022

Average rates:
Euro	0.9291	0.9801	0.9247	0.9509
Swiss franc	0.8862	0.9637	0.8984	0.9548
British pound sterling	0.8053	0.8524	0.8042	0.8112
Polish zloty	4.1007	4.6304	4.2004	4.4555